RULE 424 (c)
                                                              REG. NO. 333-59689

                     INTERNATIONAL FLAVORS & FRAGRANCES INC.

                  SUPPLEMENT TO PROSPECTUS DATED AUGUST 3, 1998

     The 1,092,500 shares of the Company's Common Stock in column (B) are covered by this Prospectus and are, or may be, offered by the officers of the Company's listed below who, at the time of such offering will have acquired such shares upon the exercise of options granted since August 3, 1998 under the Company's Employee Stock Option Plan of 1997 (or in the case of Mr. Kinlin granted since March 17, 1992 under such Plan or earlier Plans). The shares of the Company's Common Stock shown in column (A) below include 211,749 shares of Common Stock which the officers of the Company have (or will have as of 60 days after such date) the right to acquire under stock options granted by the Company.


                                                                                       COMMON STOCK WHICH
                                                                                          MAY BE SOLD
                                                                             --------------------------------------
                                                                                   (A)                      (B)
                                                                                                       SHARES UNDER
                                                                                                      OPTIONS GRANTED
                                                                                                       WHICH MAY BE
                                                                              COMMON STOCK              OFFERED FOR
                                            POSITION WITH COMPANY              OWNED AS OF              THE SELLING
                                               WITHIN THE PAST                DECEMBER 31,             SHAREHOLDER'S
              NAME                               THREE YEARS                      1999                    ACCOUNT*
              ----                         -----------------------           --------------            ------------
R. A. Goldstein ......................   President; Chairman of the
                                           Board since June 1, 2000                     0                 500,000

R. M. Furlaud ........................   Director, Chairman of the Board
                                           and Chief Executive Officer
                                           December 14, 1999 to
                                           June 1, 2000                            63,250                 75,000

S. A. Block ..........................   Senior Vice-President,
                                           General Counsel and Secretary           43,598                 80,000

R. G. Corbett ........................   Vice-President; Director
                                           since November 1998                     28,583                 125,000

W. S. Kane ...........................   Vice-President since
                                           September 1999                               0                 65,000

T. E. Kinlin .........................   Vice-President since
                                           September 1999; employed
                                           by the Company in other
                                           positions prior thereto                 33,283                 32,500

C. A. Lobbosco .......................   Vice-President; Director
                                           since December 1999                     52,167                 125,000

J. A. Rodriguez ......................   Vice-President since May 1998;
                                           employed by the Company
                                           in other positions prior thereto        31,666                 10,000

D. J. Wetmore ........................   Vice-President, Chief Financial
                                           Officer since April 1998 and
                                           Director since November 1998;
                                           Controller prior thereto                20,000                 80,000


------------

     * The 1997 Plan was amended on February 8, 2000 to permit the grant of stock options which are immediately exercisable and/or exercisable after termination of employment and to permit optionees to designate beneficiaries who may exercise the options in certain situations. All of the options, the underlying shares of which are covered by this Supplement, are exercisable in three equal installments 24, 36 and 48 months, respectively, after the date of grant, except those for Messrs. Goldstein and Furlaud which are immediately exercisable.

                      THIS SUPPLEMENT IS DATED JULY 6, 2000